Exhibit 99.1

GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Cinedigm Corp., a Delaware corporation (the “Company”);

WHEREAS, Sabra Investments, LP, Sabra Capital Partners, LLC and Zvi Rhine (collectively, the “Sabra Parties”), and the Chez Family Foundation and Ronald L. Chez (collectively, the “Ron Chez Parties”) wish to form a group for the purpose of working together to enhance stockholder value at the Company, including seeking representation on the Board of Directors of the Company (the “Board”) at the 2015 annual meeting of stockholders of the Company or otherwise and taking any other actions the Group determines to undertake in connection with their respective investment in the Company, including, but not limited to, a potential solicitation of proxies or written consents in furtherance of seeking representation on the Board and removing certain existing members of the Board (and for the purpose of taking all other action necessary to achieve the foregoing).

NOW, IT IS AGREED, this 2nd day of June, 2015 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to file, separately or jointly, Schedules 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. To the extent such filings are made jointly, all members of the group agree to provide the party charged with making such filing (the “Filing Consultant”), their current holdings of all securities issued by the Company and any purchases or sales thereof during the last 60 days. Such data are to be provided to the Filing Consultant, electronically and with regards to any transaction data, will include the transaction price, share count, and name of the beneficial owner. So long as this Agreement is in effect, each of the undersigned shall provide written notice to the Filing Consultant, of (i) any purchases or sales of securities of the Company by themselves or by any “Affiliate” or “Associate” as defined in Rule 12b2 under the Exchange Act; or (ii) any securities of the Company over which they or any “Affiliate” or “Associate” acquire or dispose of beneficial ownership for purposes of Section 13(d) of the Exchange Act. Notice shall be given no later than one business day following such purchase or sale.

2. Each of the undersigned agrees to form the Group for the purpose of working together to enhance stockholder value at the Company, including (i) soliciting proxies or written consents for the election of persons designated by the Group to the Board at the Annual Meeting or through a proxy or consent solicitation, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

3. In the event the Group agrees to incur joint expenses in connection with the Group’s activities set forth in Section 2 beginning with the activities of the Sabra Parties and the Ron Chez Parties directly relating to their initial formation of a Section 13(d) group, including the preparation of related SEC filings (“Expenses”), and so long as this Agreement is in effect, each of the undersigned agrees that all such expenses must be pre-approved in writing by a representative of the Sabra Parties and a representative of the Ron Chez Parties. Each of the Sabra Parties, on the one hand, and the Ron Chez Parties, on the other hand, agrees to pay directly all such pre-approved Expenses (including fees of outside legal counsel) on a pro rata basis based on the number of shares of Common Stock of the Company directly or indirectly beneficially owned, including shares issuable pursuant to the exercise of warrants, by each of the Sabra Parties and the Ron Chez Parties, respectively (calculated at the time the Group agrees to incur joint expenses and on the first of each month thereafter).

4. Each of the undersigned agrees that any press release or public stockholder communication or SEC filing proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 2 shall be first approved by a representative of the Sabra Parties and a representative of the Ron Chez Parties. Each of the undersigned agrees to provide notice a reasonable time prior to making any SEC filings in connection with the Group’s activities set forth in Section 2.

5. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

6. The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as otherwise may be provided herein, nothing shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

7. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Northern District of Illinois located in Chicago, IL or the courts of the State of Illinois located in Cook County.

8. Any party hereto may terminate his or its obligations under this Agreement on 24 hours’ prior written notice (which may take the form of a letter, electronic mail or facsimile) to all other parties.

9. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SABRA INVESTMENTS, LP

By:	/s/ Zvi Rhine

Name:	Zvi Rhine
Title:	Principal

SABRA CAPITAL PARTNERS, LLC

By:	/s/ Zvi Rhine

Name:	Zvi Rhine
Title:	Principal

/s/ Zvi Rhine Zvi Rhine

THE CHEZ FAMILY FOUNDATION

By:	/s/ Ronald L. Chez

Name:	Ronald L. Chez
Title:	Trustee

/s/ Ronald L. Chez Ronald L. Chez